Exhibit 10.22

Personal & Confidential

September 9, 2015

Mr. Dave Biegger

Dear Dave:

It is my pleasure to offer you the position of Executive Vice President, Chief Supply Chain Officer (“CSCO”). You will be an Executive Officer of the company and report directly to me. We will agree on a mutually agreeable start date. The details of this offer are as follows:

1)	Annual Salary: $500,000 payable bi-weekly, less applicable tax withholding.

2)
Annual Incentive Plan: You will be eligible to participate in the ConAgra Foods annual incentive program, in accordance with the plan’s provisions as they exist from time-to-time. Your incentive opportunity will be targeted at 80% of your annual base salary and be prorated for fiscal 2016 based on the total days you are employed divided by 365.

3)
Sign-On: You will receive a cash sign-on payment of $325,000, less required withholdings, payable within 30 days of your start date. Should you voluntarily terminate your employment within one year of your start date, you will be responsible for repaying 100% of this amount to the company.

4)
Restricted Stock Units: Upon the approval of the Human Resources Committee of the Board of Directors (the “HR Committee”), and effective on the first trading day of the month following your start date, you will receive a grant of restricted stock units (RSUs) valued at

$600,000, subject to the provisions of the ConAgra Foods, Inc. 2014 Stock Plan (or a successor plan) (the “Stock Plan”). The total number of RSUs actually granted will be determined by dividing $600,000 by the average closing market price of our common stock on the NYSE for the 30 trading days preceding the date of grant. These RSUs will vest on a graded schedule, with 1/3 vesting each anniversary of the grant date over a three-year period. Dividend equivalents will not be earned or paid during the restriction period. Should the company terminate your employment without Cause prior to the third anniversary of the date of the RSUs’ grant, 100% of the then unvested RSUs will vest. For purposes of this award, Cause shall have the meaning set forth in the Change in Control Agreement referenced in paragraph 9.

5)
Long Term Incentive: You will be eligible to participate in the company’s executive long term incentive program. All grant recommendations are based upon individual and company performance and are subject to approval from the HR Committee. The annual grant value for this position is currently targeted at $1,200,000.00. For the current three- year cycle of the program, the value is being delivered in the form of 50% performance shares, 25% RSUs, and 25% stock options. These awards will be granted under and are subject to the 2014 Stock Plan, Performance Share Plan, and form of award agreements in effect at the time of grant.

If you depart the company after age 62 but before achieving retirement eligibility under the company’s equity programs then, with the approval of the HR Committee, which will not be unreasonably withheld, (a) option grants associated with the annual long-term incentive program

Exhibit 10.22

will be amended to provide you the remaining life of the option to exercise; for the avoidance of doubt, no incremental vesting will be provided; and (b) the departure will be treated as a position elimination for the purpose of determining pro-rata vesting of RSU grants made prior to the date of the CSCO’s notice to the company of his intent to depart and associated with the annual long-term incentive program.

6)
Relocation Package: You will be eligible for the ConAgra Foods Relocation Program, commencing on a date that is mutually agreeable, including a Transition Support payment of $20,000.00, which can be provided within 30 days of your start date. This is considered compensation and appropriate taxes will be withheld; however, this payment will be tax assisted (grossed-up).

7)	Vacation: You will be eligible for four weeks of vacation.

8)
Stock Ownership Guidelines: ConAgra Foods believes that senior management stock ownership demonstrates our commitment to our stockholders. As a member of senior management, you must maintain ownership of at least 3x (300%) of your annual base salary. There is no deadline for meeting your ownership guideline, but you may be limited in the amount of stock you can sell until you meet and maintain your guideline. In addition, as an executive officer of the company, you will be subject to insider trading and stock reporting policies, which will be provided to you in connection with your onboarding to the company.

9)
Change-in-Control: You will be eligible to be a signatory to a Change in Control Agreement, in the form currently approved by the HR Committee, with benefits payable at two times (2x) your salary and annual incentive.

10)
Contingency: This offer is contingent upon approval of the HR Committee and confirmation with your current employer that you are under no restrictions that would prevent your employment with the company. To the extent such restrictions exist, we will work with your current employer to tailor your employment so that it does not conflict with any such restrictions. Once we receive confirmation that no restrictions exist, or we reach agreement with your current employer regarding the scope of your employment consistent with any restrictions, and all other conditions regarding your eligibility for employment have been satisfied, the terms of this offer will become effective.

11)	Pre-Employment Screening: This offer is contingent upon your successful completion of our pre-employment drug screening and background screening.

Exhibit 10.22

I look forward to your favorable response, which you can indicate by signing and returning a copy of this letter.

Sincerely,

 /s/ Sean Connolly

Sean Connolly
Chief Executive Officer
ConAgra Foods, Inc.

Enclosures:     Executive Benefits
Relocation Summary of Benefits and Policy Change of Control Agreement

cc:    Charisse Brock

Exhibit 10.22

Offer Acceptance

I accept this offer of employment. In so doing, I understand and agree that my employment with ConAgra Foods is at will, that I am not employed for any specified duration, and that my employment may be terminated by myself, or ConAgra Foods at any time, with or without cause and with or without notice.

/s/ David Biegger	September 10, 2015
Signature	Date